As filed with the U.S. Securities and Exchange Commission on September 26, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUTRO BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	47-0926186
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

310 Utah Avenue, Suite 150

South San Francisco, CA 94080

(650) 392-8412

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William J. Newell

Chief Executive Officer

Sutro Biopharma, Inc.

310 Utah Avenue, Suite 150

South San Francisco, CA 94080

(650) 392-8412

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Effie Toshav, Esq. Robert A. Freedman, Esq. Amanda L. Rose, Esq. Fenwick & West LLP 555 California Street San Francisco, CA 94104 (415) 875-2300	David Peinsipp Charles S. Kim, Esq. Andrew S. Williamson, Esq. Kristin VanderPas, Esq. Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111 (415) 693-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-227103

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer’’ and ‘‘smaller reporting company’’ in Rule 12b-2 of the Securities Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer ☒	Smaller reporting company	☐

	Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act		☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, $0.001 par value per share	767,050	$15.00	$11,505,750	$1,432

(1)

Represents 767,050 additional number of shares being registered, including 100,050 additional shares that the underwriters have the option to purchase, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-227103).

(2)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $92,000,000 on a Registration Statement on Form S-1, as amended (File No. 333-227103), which was declared effective by the Securities and Exchange Commission on September 26, 2018. In accordance with Rule 462(b) under the Securities Act, an additional amount of shares having a proposed maximum aggregate offering price of $11,505,750 are hereby registered, which includes the additional shares that the underwriters have the option to purchase.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), Sutro Biopharma, Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-227103) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on August 29, 2018, and subsequently amended on September 17, 2018, and which the Commission declared effective on September 26, 2018.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the Registrant by 767,050 shares, 100,050 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1*	Opinion of Fenwick & West LLP

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-1 (Registration No. 333-227103)).

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 26th day of September, 2018.

SUTRO BIOPHARMA, INC.

By:	/s/ William J. Newell
William J. Newell Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William J. Newell William J. Newell	Chief Executive Officer and Director (Principal Executive Officer)	September 26, 2018

/s/ Edward Albini Edward Albini	Chief Financial Officer (Principal Accounting and Financial Officer)	September 26, 2018

* Michael Dybbs, Ph.D.	Director	September 26, 2018

* John G. Freund, M.D.	Director	September 26, 2018

* Daniel Janney	Director	September 26, 2018

* V. Bryan Lawlis, Ph.D.	Director	September 26, 2018

* Joseph M. Lobacki	Director	September 26, 2018

* Daniel H. Petree	Director	September 26, 2018

* Michael Ross, Ph.D.	Director	September 26, 2018

* By Attorney-in-Fact

/s/ Edward Albini
Edward Albini